Exhibit 99.1

Globus Medical Reports CEO Transition and Preliminary First Quarter 2022 Sales Results

AUDUBON, PA, April 21, 2022: Globus Medical, Inc. (NYSE: GMED), a leading musculoskeletal solutions company, today announced the resignation of President and Chief Executive Officer, Dave Demski, after nearly 20 years with the company, with the last four and a half years as its CEO. The Board of Directors has named Daniel T. Scavilla as the Company’s President and Chief Executive Officer, effective immediately.

Globus Medical Founder and Executive Chairman, David C. Paul stated, “Dave has been a great partner to me and a truly integral part of Globus, from its humble beginnings in 2003 to a global, publicly-traded medical device company with annual revenue approaching $1 billion.  I want to personally thank him for his countless contributions over the years and wish him well as he pursues other opportunities.  Dave will remain with the Company to assist with the transition through June 30, 2022.”

“It has been a privilege to be part of the executive leadership of Globus Medical since its inception, working with talented and dedicated team members for almost two decades to improve the lives of patients”, said Dave Demski.  “This departure allows me to pursue other opportunities with the confidence that I am leaving Globus in good hands and well positioned for the future.”

“Globus is fortunate to have a strong executive leadership team, and we are pleased to announce that Dan has agreed to lead Globus in executing on our strategy of becoming the pre-eminent musculoskeletal technology company in the world”, said Mr. Paul.  “Dan began his career with Globus in 2015 as Chief Financial Officer. In 2019, he was named Executive Vice President, Chief Commercial Officer and in 2020 also became President of Trauma.  Dan came to Globus after 28 years with Johnson & Johnson, holding various positions in Finance, including CFO of Vision Care, a multi-billion dollar a year company.  Over the past 7 years, Dan has become an integral part of Globus’ executive team, providing steady and committed leadership that will now extend to the entire organization to drive our strategic goals.”

“I’m grateful to the Board of Directors and David Paul for this opportunity.  I want to thank Dave for his leadership and support of me over the past 7 years through various roles in Globus”, commented Dan Scavilla, President and CEO.  “I look forward to shaping the future of Globus using our cultural values, innovation engine, strong sales force and dedicated employee base worldwide to continue solving unmet clinical needs and supporting our surgeons.  These are exciting times for Globus and we are well positioned to continue impacting our markets.”

Globus Medical, Inc. also announced today its preliminary sales results for the first quarter ending March 31, 2022.   The Company anticipates first quarter 2022 sales to be approximately $230.5 million, an increase of 1.4% over the first quarter of 2021.

“We’re pleased to deliver year on year growth against a strong comp coupled with lingering COVID impacts and softer capital purchasing in Q1,” commented Dan Scavilla, President and CEO.  “As we progressed through March and entered April, we’ve seen procedural volumes continue to increase and we remain extremely excited about our Enabling Technologies business moving ahead.  Entering Q2, our robotics pipeline is robust, while our first imaging systems prepare for shipment.”

2022 Annual Guidance

The Company today reaffirmed its full year 2022 guidance with expected net sales of $1.025 billion and non-GAAP diluted earnings per share of $2.10.

The financial results for the first quarter ended March 31, 2022 will be announced after the market close on Tuesday, May 10, 2022.

A copy of the release will be available on the Globus Medical website at www.globusmedical.com/investors.

Conference Call Information

Globus Medical will hold a teleconference to discuss its CEO transition with the investment community at 5:00 p.m. Eastern Time today. Globus invites all interested parties to join the call by dialing:

1-877-313-2501     United States Participants

1-929-517-0907     International Participants

There should be no pass code required for the teleconference, but the conference call id number is 279-1094.

For interested parties who do not wish to ask questions, the teleconference will be webcast live and may be accessed through a link on the Globus Medical website at www.globusmedical.com/investors.

The call will be archived until Thursday, April 28, 2022. The audio archive can be accessed by calling 1-855-859-2056 in the U.S. or 1-404-537-3406 from outside the U.S. The passcode for the audio replay is 279-1094.

About Globus Medical, Inc.

Based in Audubon, Pennsylvania, Globus Medical, Inc. was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders. Additional information can be accessed at www.globusmedical.com.

Non-GAAP Financial Measures

To supplement our financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), management uses certain non-GAAP financial measures.  For example, non-GAAP Adjusted EBITDA, which represents net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation expense, provision for litigation, acquisition related costs/licensing, and acquisition of in-process research and development, is useful as an additional measure of operating performance, and particularly as a measure of comparative operating performance from period to period, as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure, asset base, income taxes and interest income and expense.  Our management also uses non-GAAP Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections.  Provision for litigation represents costs incurred for litigation settlements or unfavorable verdicts when the loss is known or considered probable and the amount can be reasonably estimated, or in the case of a favorable settlement, when income is realized.  Acquisition related costs/licensing represents the change in fair value of business-acquisition-related contingent consideration; costs related to integrating recently acquired businesses, including but not limited to costs to exit or convert contractual obligations, severance, and information system conversion; and specific costs related to the consummation of the acquisition process such as banker fees, legal fees, and other acquisition related professional fees, as well as one-time licensing fees.  Acquisition of in-process research and development represents the expensing of acquired assets with no alternative future use and related fees.

In addition, for the period ended December 31, 2021 and for other comparative periods, we are presenting non-GAAP net income and non-GAAP Diluted Earnings Per Share, which represent net income and diluted earnings per share excluding the provision for litigation, amortization of intangibles, acquisition related costs/licensing, acquisition of in-process research and development, and the tax effects of all of the foregoing adjustments.  The tax effect adjustment represents the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income.  The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment, in which case the estimated tax rate applicable to the adjustment is used.  We believe these non-GAAP measures are also useful indicators of our operating performance, and particularly as additional measures of comparative operating performance from period to period as they remove the effects of litigation, amortization of intangibles, acquisition related costs/licensing, acquisition of in-process research and development, and the tax effects of all of the foregoing adjustments, which we believe are not reflective of underlying business trends.  Additionally, for the period ended December 31, 2021 and for other comparative periods, we also define the non-GAAP measure of free cash flow as the net cash provided by operating activities, adjusted for the impact of restricted cash, less the cash impact of purchases of property and equipment.  We believe that this financial measure provides meaningful information for evaluating our overall financial performance for comparative periods as it facilitates an assessment of funds available to satisfy current and future obligations and fund acquisitions. Furthermore, the non-GAAP measure of constant currency net sales growth is calculated by translating current year net sales at the same average exchange rates in effect during the applicable prior year period.  We believe constant currency net sales growth provides insight to the comparative increase or decrease in period net sales, in dollar and percentage terms, excluding the effects of fluctuations in foreign currency exchange rates.

Non-GAAP adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, free cash flow and constant currency net sales growth are not calculated in conformity with U.S. GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP. These measures do not include certain expenses that may be necessary to evaluate our liquidity or operating results. Our definitions of non-GAAP adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, free cash flow and constant currency net sales growth may differ from that of other companies and therefore may not be comparable.

Safe Harbor Statements

All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms.  These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends.  Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted.  These risks and uncertainties include, but are not limited to, health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with laws and regulations that are or may become applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks.  For a discussion of these and other risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission, including the sections labeled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” and in our Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission.  These documents are available at www.sec.gov.   Moreover, we operate in an evolving environment.  New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements.  Forward-looking statements contained in this press release speak only as of the date of this press release.  We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact:

Brian Kearns

Senior Vice President, Business Development and Investor Relations

Phone: (610) 930-1800

Email: investors@globusmedical.com

www.globusmedical.com